Exhibit 107.1
CALCULATION OF FILING FEE TABLES
Form S-8
(Form Type)

SentinelOne, Inc.
(Exact name of registrant as specified in this charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.0001 par value	Rule 457(c) and (h)	415,109	(2)	$17.78	(3)	$7,380,639	(3)	0.0001531	$1,130
Total							$7,380,639			$1,130
Total Fee Offsets(4)										—
Net Fee Due										$1,130

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall cover any additional shares of SentinelOne, Inc.’s (the “Registrant”) Class A common stock that becomes issuable under the Prompt Security, Inc. 2023 Stock Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction which results in an increase in the number of the outstanding shares of the Registrant’s Class A common stock.
(2)Represents shares of the Registrant’s Class A common stock issuable upon awards outstanding under the Plan.
(3)Estimated in accordance with Rule 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee for the shares reserved under the Plan, on the basis of the average of the high and low prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange (the “NYSE”) on September 4, 2025.
(4)The Registrant does not have any fee offsets.